Exhibit 99.(14)(m)

SECTION 2

CODE OF ETHICS

OVERVIEW

Confidence in the integrity of Aviva Investors Canada (“AIC”) and its employees is key to establishing trust between the Firm, its regulators, clients and business partners. AIC, therefore, expects employees to maintain the highest standards of personal and business conduct, market practice, integrity and ethics. We apply the common standards contained within the AIC Code across all our operations and expect equivalent standards from our business partners.

This Code of Ethics, together with the Code of Ethics and Standards of Professional Conduct published by the CFA Institute governing CFA charterholders (collectively, “AIC Code”) applies to all AIC business dealings; it is not intended to be an exhaustive guide to rules and regulations governing the conduct of business by Employees. Rather, its purpose is to establish a common set of guiding principles, supported by, and referencing specific policies which provide a common understanding of the obligations which Employees are expected to adhere to. It is important to note that in conjunction with the policies referenced in the AIC Code, Employees are expected to adhere to all other policies relevant to their role to ensure compliance with the General Principles as defined below, as well as fiduciary standards.

Rule 204A-1 under the SEC Advisers Act requires each registered investment adviser to establish, maintain and enforce a written code of ethics. Rule 204A-1 under the SEC Advisers Act also requires AIC and is Supervised Persons to comply with the spirit and the letter of the Federal Securities Laws and the rules governing the capital markets. The CCO administers the Code of Ethics. All questions regarding the Code of Ethics should be directed to the CCO. Supervised Persons must cooperate to the fullest extent reasonably requested by the CCO to enable (i) AIC to comply with all applicable Federal Securities Laws and (ii) the CCO to discharge their duties under the Compliance Manual.

All employees are obliged to comply with the AIC Code, and the applicable policies referred to within the AIC Code, at all times. Failure to comply with the AIC Code and associated policies may result in disciplinary action or regulatory sanction.

AIC will describe its Code of Ethics in Part 2 of SEC Form ADV as applicable and, upon request, furnish Clients with a copy of the Code of Ethics. All Client requests for AIC’s Code of Ethics should be directed to the CCO.

GENERAL PRINCIPLES

These policies and the general principles (the “General Principles”), which underpin them, set out minimum standards for employee conduct. The principles and policies referenced in this AIC Code are based on high level regulatory obligations. The applicable Canadian securities laws impose an obligation on AIC and the Employees to act fairly, honestly, and in the best interest of their client. Employees must ensure they adhere to regulatory and legislative requirements in Canada on a continuing basis.

Supervised Persons must use reasonable care and exercise independent professional judgment when conducting investment analysis, making investment recommendations, trading, promoting AIC’s services, and engaging in other professional activities.

In all dealings with customers and other key stakeholders, Employees must adhere to the highest standards of honesty and ethical conduct so as to avoid even the perception of impropriety. In particular, they must comply at all times with the general principles detailed below.

Employees must:

1.               Act with competence, dignity, integrity, and in an ethical manner, when dealing with Clients, the public, prospects, third-party service providers and fellow Supervised Persons;

2.               Use reasonable care and exercise independent professional judgment when conducting investment analysis, making investment recommendations, trading, promoting AIC’s services, and engaging in other professional activities;

3.               Act in the best interests of AIC’s clients;

4.               Ensure that they are aware of and comply with the AIC Code and all Policies and Procedures applicable to their role;

5.               Not make false or misleading statements, or fail to state material facts in connection with transactions;

6.               Not engage in any activity that might be deemed to constitute financial crime and report any financial crime issues they identify in a timely manner;

7.               Not use, or attempt to deal, on the basis of inside information, or engage in market manipulation;

8.               Observe the highest standards of market conduct when carrying out professional or personal account activity and ensure personal account activity does not come into conflict with the interest of AIC or its clients;

9.               Not lend to or borrow money from any of AIC’s suppliers or clients (other than as part of a publicly available arrangement with major banks and credit providers);

10.             Not engage in any other employment or outside activity which interferes with the employee’s ability to perform their role or with AIC’s normal business activities. Further, any employment or outside activity which may create a conflict of interest or result in the employee holding themselves out as a representative of AIC or any affiliate of the AI Group is prohibited. The CCO may approve exceptions to the above requirements; and

11.             Notify the CCO of all reportable activities outside AIC and, in advance of taking up such activities seek appropriate approval.

MARKET CONDUCT

Laws and regulations applicable to AIC prohibit employees from trading in securities and other related financial instruments whilst in possession of material, non-public information or improperly disclosing that information to others (i.e. “Insider Trading”). Contravention of these laws and regulations may expose employees and AIC to severe regulatory, civil and criminal sanctions and potential significant reputational risk. It is important to note that the prohibitions on Insider Trading remain in force until the information ceases to be inside information, i.e. the information is adequately disseminated in the public domain or is no longer material.

Any employee in possession of inside information in respect of securities or other related financial instruments must not:

•	Trade or encourage another person to trade in any security of the relevant issuer;

•	Use price-sensitive information to cancel or amend an existing or open order (including providing an instruction to place such an order on hold). Note that automatic cancellation of open orders triggered solely as a result of AIC, or an affiliate entity, receiving Inside Information (and without reference to the content of that information) is mandated under the Aviva Investors Global Market Conduct Policy;

•	Communicate the undisclosed price-sensitive information to another person if the Employee knew or should reasonably have known that the information in his/her possession was inside information.

Supervised Persons may not, in connection with the purchase or sale, directly or indirectly, of a security held or to be acquired by any Mutual Fund:

•	employ any device, scheme, or artifice to defraud the Mutual Fund;

•	make any untrue statement of a material fact to the Mutual Fund or omit to state a material fact necessary in order to make the statements made to the Mutual Fund, in light of the circumstances under which they are made, not misleading;

•	engage in any act, practice or course of business that operates or would operate as a fraud or deceit upon the Mutual Fund; or

•	engage in any manipulative practice with respect to the Mutual Fund.

Securities over which an employee, or the business, holds inside information must be placed on the AI Global Stop List to ensure that future trading in that security is prohibited until such a time as that security can be removed from the list. The fact that an employee did not receive any profit or personal gain from trading on inside information is not a defense nor is it necessary to prove intent in order for an Employee to be liable for an Insider Trading offence. It is sufficient that the employee could reasonably have been expected to know that the information in his/her possession was inside information.

Employees should always consult with the CCO if they are or think that they may be in possession of inside information. AIC follows the Aviva Investors Global Market Conduct Policy and associated procedures and guidance which should be read and complied by all Employees.

Please refer to the Market Abuse Section of the Compliance Intranet for further information.

INFORMATION HANDLING

All Aviva Information must be classified and labelled using the following Aviva Information Classification scheme

o         Public

o         Internal

o         Confidential

o         Secret

In relation to certain confidential projects and transactions Employees may receive highly sensitive and secret information in relation to AI’s commercial objectives, strategy or new business opportunities (“Secret Information”). Employees in receipt of such Information are required to adhere strictly to the protocols in place within their business unit for managing such secret Information and, in particular, must only disclose or discuss matters pertaining Secret Information with those persons on the Restricted List maintained by the AI Legal.

Employees are strictly prohibited from sending Confidential and Secret Information to a personal email domain.

CONFIDENTIALITY

Employees must also take all reasonable steps to ensure proprietary AIC and client data (“Confidential Information”) as well as any other information obtained in the course of carrying out their employment duties is kept confidential and not disclosed to third parties outside AIC. In addition, Employees must take all reasonable steps to ensure that Confidential Information is not disclosed to other Employees who do not have a need to know the information to carry out their duties.

Restricted Information: In relation to certain confidential projects and transactions Employees may receive Confidential Information that is highly sensitive in relation to AIC’s commercial objectives, strategy or new business opportunities (“Restricted Information”). Employees in receipt of such Restricted Information are required to adhere strictly to the protocols in place within their business unit for managing such Restricted Information and, in particular, must only disclose or discuss matters pertaining to Restricted Information with those persons on the Restricted List maintained by the AI Company Secretariat and reviewed by the CCO.

AML AND FINANCIAL CRIME

In order to meet its legal and regulatory obligations, and protect its reputation, it is vital that AIC mitigates the risk of money-laundering and financial crime activity at or through AIC, protecting the company, its clients, Employees, the wider Aviva group and other stakeholders.

Employees must not engage in, facilitate or abet any form of money laundering or terrorist financing activity. Money laundering is the process by which an individual or the entity through which they operate attempt to hide or disguise the origin and ownership of the proceeds of criminal activity, terrorist financing or financial sanctions. Employees must report any instances, or suspicions of, money laundering.

Employees must not engage in, facilitate or abet fraudulent activity which includes any form of deceit, breach of confidence or misrepresentation by which an individual or group of individuals attempts to gain an unfair advantage to which they are not entitled. Employees must report any incident, or potential incident, of internal or external fraud.

Employees must not engage in, facilitate or abet any form of tax evasion on behalf of clients, counterparties or any 3rd party relationship. Employees must report any incident, or potential incident, of tax evasion.

PERSONAL ACCOUNT DEALING (PA DEALING)

Employees and certain related persons must not undertake a PA Dealing if they are aware of an actual or potential conflict of interest between themselves and an AIC client or where they may be in possession of inside information.

AIC clients must not be disadvantaged by the PA Dealing transactions and these transactions should not conflict with AIC’s regulatory and legal obligations to its clients in Canada and the U.S.

In order to avoid potential or actual conflicts of interest, or insider dealing, the following transactions are expressly prohibited:

•	Trading in securities which are listed on the AI Market Abuse Stop List;

•	Trading shortly before, after or at the same time as a client trade is being executed in the same security (front running);

•	Giving PA Dealing transactions preference over an AIC client trade;

•	Asking or advising another person to enter into a transaction on the basis of inside information or trading on the basis of confidential information gained during the course of employment at AIC.

Employees should refrain from using professional resources available at AI or through client and third-party relationships to benefit personal account transactions. Examples include, but are not limited to, access to broker research, corporate and sovereign access meetings and access to internal confidential documents.

CONFLICTS OF INTEREST

A conflict of Interest arises in any circumstance where the interests of different parties are inconsistent or divergent, such as where a person (individual or corporate) has commercial, professional or personal interests which compete, or may compete with those of another person (“Conflict of Interest”). Where a person holds a position of trust in relation to another, such as AIC holds in relation to its clients, such competing or potentially competing interests can make it difficult to fulfil its/his/her duties impartially.

A conflict of interest may exist even if no gain or unethical or improper act results from it. Section 206(2) of the U.S Advisers Act prohibits investment advisers from engaging in any transaction, practice, or course of business which operates as a fraud or deceit upon any client or prospective client whereas Section 206(4) of the U.S Advisers Act prohibits investment advisers from engaging in any act, practice, or course of business which is fraudulent, deceptive, or manipulative. SEC Rule 206(4)-8(a) under the U.S Advisers Act effectively extends this prohibition so as to apply to pooled investment vehicle investors or prospective investors. A failure to identify, disclose and/or manage a conflict of interest could constitute a violation of any of these provisions.

If a Supervised Person is aware of an existing or potential conflict of interest, regardless of materiality, the Employee must provide all related details to the CCO immediately.

All Employees must make every effort to avoid conflicts of interest to the extent possible and must seek to manage them in the most effective way in the event that they cannot be avoided. If there is any doubt about whether a conflict exists or the appropriate action to take in a particular situation, Employees should in the first instance contact the CCO.

For the purpose of identifying conflicts, AIC and its Employees must, as a minimum, take into account whether an AIC Employee or another relevant person:

•	Makes a financial gain, or avoids a financial loss, at the expense of an AIC client;

•	Has an interest in the outcome of a service or transaction carried out on behalf of the AIC client, which is different from the AIC client’s interest in that outcome;

•	Has an incentive to favour the interests of another AIC client or group of AIC clients over the interests the AIC client;

•	Carries on substantially the same business as the AIC client; or

•	Receives from a (person other than the AIC client) an inducement in relation to a service provided to an AIC client in the form of monies or goods or services, other than permitted minor non-monetary benefits.

OUTSIDE ACTIVITIES

Employees are expected to avoid any employment or activity outside of AIC which might interfere with normal business activities, create a perception of impropriety or jeopardize AIC’s integrity or reputation. Further, any employment or outside activity which may create a Conflict of Interest is prohibited. Employees are required to obtain approval from their line manager and the CCO of all outside activities, including any employment or business activities outside of AIC, all officer and director positions and any other equivalent position or positions of influence, in advance of holding such positions or at the beginning of their employment with AIC.

GIFTS & ENTERTAINMENT

AIC is expected to ensure that the provision or receipt of gifts and entertainment will enhance the quality of the services, or outcomes, provided to AIC’s clients.

All gifts and entertainment offered or accepted must be reasonable in cost, quantity and frequency, and not give rise to any suggestion of impropriety on the part of the Firm, or any Employee, or compromise AIC’s ability to act in the best interests of its clients. Repeated and/or lavish entertainment by the same donor is prohibited. Any gifts exceeding applicable limits or entertainment of an extraordinary or extravagant nature must be declined or returned to avoid compromising the reputation of AIC or its Employees.

The nature and venue of any entertainment provided or received must be appropriate, consistent with accepted business practices and provide a clear and meaningful opportunity to discuss business.

WHISTLEBLOWING; SPEAK UP

Whistleblowing is the disclosure or intended disclosure of information about suspected wrong doing or incompliance with AIC. It is important that Employees have the ability to raise concerns in order to protect AIC and our customers without the fear of reprisals.

Pursuant to the applicable provisions of the Securities Act (Ontario), the Adviser Act, and the SEC Whistleblower Program, AIC is prohibited from taking a reprisal against an Employee in any form because the Employee took a whistleblowing action relating to AIC’s compliance with the applicable securities legislation.

AIC encourages all Employees to raise all concerns openly and by talking with their line manager or the CCO but where this is not possible, Employees can contact Speak Up, an independent whistleblowing service that allows Employees to raise concerns completely independently, or if the circumstances warrant, the applicable authority directly.

ENGAGEMENT WITH THE REGULATORS

Employees are expected to comply with requests or requirements to engage with a Relevant Regulator in accordance with applicable regulatory requirements, to deal with its Regulators in an open and cooperative way, and to disclose to them appropriately anything relating to the Firm of which that Regulator would reasonably expect notice.

For the avoidance of doubt, nothing in this policy prohibits Employees from reporting potential violations of federal law or regulation to any governmental agency or entity, including but not limited to the U.S. Department of Justice, the SEC, or any agency’s inspector general, or from making other disclosures that are protected under the whistleblower provisions of federal law or regulation. Supervised Persons do not need prior authorization any person or entity affiliated with AIC to make any such reports or disclosures, and do not need to notify AIC or any person or entity affiliated with AIC that they have made such reports or disclosures. Additionally, nothing in this Manual prohibits Supervised Persons from recovering an award pursuant to a whistleblower program of a government agency or entity.

REVIEW & RECORD KEEPING

The AIC Code will be reviewed at least annually.

Compliance will retain all records relating to the AIC Code for a minimum of seven years.

Supervised Persons must utilize the Star Compliance system to fulfill quarterly reporting obligations.

If a Supervised Person did not have any transactions or account openings to report, this should be indicated in Star Compliance within 30 days of the end of each calendar quarter.

Supervised Persons must attest to their compliance with the AIC Code related policies and procedure on a quarterly basis. Per SEC Rule 204A-1(b)(2), each quarter, Supervised Persons must report all Reportable Securities transactions in accounts in which they have a Beneficial Interest. Supervised Persons must also report any accounts opened during the quarter that hold any Securities (including Securities excluded from the definition of a Reportable Security). Reports regarding Securities transactions and newly opened accounts must be submitted to the CCO via Star Compliance within 30 days of the end of each calendar quarter.

Supervised Persons must also periodically report the existence of any account that holds any Securities (including Securities excluded from the definition of a Reportable Security), as well as all Reportable Securities holdings. SEC Rule 204A-1(b)(1) requires reports containing accounts and holdings must be submitted annually to Star Compliance on or before January 30th of each year, and within 10 days of an individual first becoming a Supervised Person.

Annual reports must be current as of December 31st; initial reports must be current as of a date no more than 45 days prior to the date that the person became a Supervised Person. Initial and annual holdings reports should be submitted via Star Compliance. Initial and annual reports must disclose the existence of all accounts that hold any Securities, even if none of those Securities fall within the definition of a “Reportable Security.”

If a Supervised Person does not have any holdings and/or accounts to report, this should be indicated via Star Compliance within 10 days of becoming a Supervised Person and by January 30th of each year.

FAILURE TO COMPLY WITH THE AIC CODE

Where an Employee has breached the AIC Code or an associated policy or U.S. or Canadian securities laws or rules, they must notify their line manager and CCO immediately. The Employee may be subject to disciplinary action up to and including termination of employment.

Employees are expected to report any suspicion or knowledge of a breach to their line manager or CCO.

Violations of the Code may result in disciplinary action against an AIC employee or Covered Person based on the perceived severity of the violation. The table below presents specific penalties associated with certain Code violations. However, extenuating circumstances, if present, may result in modifications to the indicated penalties.

CODE VIOLATION	PENALTY
Insider Trading	Up to potential termination of employment after review of the specific facts and circumstances.
Personal Securities Transactions (within a rolling 12-month period)

➢ Failure to pre-clear personal security transactions.
➢ Failure to adhere to personal transaction blackout period limitations, or other temporary blackout periods established by senior management.	• A written warning included in the personnel file. • 3rd violation – suspension of trading rights including Covered person for 6 months.
➢ Failure to complete quarterly transaction and/or annual certification reporting within 30 days.	Depending on the severity of the violation and related factors, additional sanctions may also be imposed including censures, monetary fines, disgorgement of profits, removal of trading rights, termination of employment or other penalty determined by the CCO in consultation with Senior Management.

Pursuant to SEC Rule 17j-1, if the CCO determines that a material violation of this Code of Ethics has occurred, the CCO will promptly report the violation, and any association action(s), to its Mutual Fund client.

RESPONSIBILITY FOR POLICY

The CCO or their designees are principally responsible for implementation of this Policy.

Related documents:

-       Aviva Investors Global Market Conduct Policy

-       AIC Conflicts of Interest Policy

-       AIC Personal Account Dealing Policy

-       AIC Outside Activities Policy

-       AIC Gifts and Entertainment Policy

-       AI Global Regulatory Engagement Policy

 APPENDIX A: CODE OF ETHICS AND STANDARDS OF PROFESSIONAL CONDUCT

CFA Institute

CODE OF ETHICS AND STANDARDS OF PROFESSIONAL CONDUCT

PREAMBLE

The CFA Institute Code of Ethics and Standards of Professional Conduct are fundamental to the values of CFA Institute and essential to achieving its mission to continue to lead the investment profession globally by promoting the highest standards of ethics, education, and professional excellence for the ultimate benefit of society. High ethical standards are critical to maintaining the public's trust in financial markets and in the investment profession. Since their creation in the 1960s, the Code and Standards have promoted the integrity of CFA Institute members and served as a model for measuring the ethics of investment professionals globally, regardless of job function, cultural differences, or local laws and regulations. All CFA Institute members (including holders of the Chartered Financial Analyst® [CFA] designation) and CFA® candidates have the personal responsibility to embrace and uphold the provisions of the Code and Standards and are encouraged to notify their employer of this responsibility. Violations may result in disciplinary sanctions by CFA Institute. Sanctions can include revocation of membership, revocation of candidacy in the CFA Program, and revocation of the right to use the CFA designation.

THE CODE OF ETHICS

Members of CFA Institute (including CFA charterholders) and candidates for the CFA designation ("Members and Candidates") must:

- Act with integrity, competence, diligence, and respect and in an ethical manner with the public, clients, prospective clients, employers, employees, colleagues in the investment profession, and other participants in the global capital markets.
- Place the integrity of the investment profession and the interests of clients above their own personal interests.
- Use reasonable care and exercise independent professional judgment when conducting investment analysis, making investment recommendations, taking investment actions, and engaging in other professional activities.
- Practice and encourage others to practice in a professional and ethical manner that will reflect credit on themselves and the profession.
- Promote the integrity and viability of the global capital markets for the ultimate benefit of society.
- Maintain and improve their professional competence and strive to maintain and improve the competence of other investment professionals.

STANDARDS OF PROFESSIONAL CONDUCT

I. PROFESSIONALISM

A. Knowledge of the Law. Members and Candidates must understand and comply with all applicable laws, rules, and regulations (including the CFA Institute Code of Ethics and Standards of Professional Conduct) of any government, regulatory organization, licensing agency, or professional association governing their professional activities. In the event of conflict, Members and Candidates must comply with the more strict law, rule, or regulation. Members and Candidates must not knowingly participate or assist in and must dissociate from any violation of such laws, rules, or regulations.

B. Independence and Objectivity. Members and Candidates must use reasonable care and judgment to achieve and maintain independence and objectivity in their professional activities. Members and Candidates must not offer, solicit, or accept any gift, benefit, compensation, or consideration that reasonably could be expected to compromise their own or another's independence and objectivity.

C. Misrepresentation. Members and Candidates must not knowingly make any misrepresentations relating to investment analysis, recommendations, actions, or other professional activities.

D. Misconduct. Members and Candidates must not engage in any professional conduct involving dishonesty, fraud, or deceit or commit any act that reflects adversely on their professional reputation, integrity, or competence.

E. Competence. Members and Candidates must act with and maintain the competence necessary to fulfill their professional responsibilities.

II. INTEGRITY OF CAPITAL MARKETS

A. Material Nonpublic Information. Members and Candidates who possess material nonpublic information that could affect the value of an investment must not act or cause others to act on the information.

© 2024 CFA Institute
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B. Market Manipulation. Members and Candidates must not engage in practices that distort prices or artificially inflate trading volume with the intent to mislead market participants.

III. DUTIES TO CLIENTS

A. Loyalty, Prudence, and Care. Members and Candidates have a duty of loyalty to their clients and must act with reasonable care and exercise prudent judgment. Members and Candidates must act for the benefit of their clients and place their clients' interests before their employer's or their own interests.

B. Fair Dealing. Members and Candidates must deal fairly and objectively with all clients when providing investment analysis, making investment recommendations, taking investment action, or engaging in other professional activities.

C. Suitability.

1. When Members and Candidates are in an advisory relationship with a client, they must:
   a. Make a reasonable inquiry into a client's or prospective client's investment experience, risk and return objectives, and financial constraints prior to making any investment recommendation or taking investment action and must reassess and update this information regularly.
   b. Determine that an investment is suitable to the client's financial situation and consistent with the client's written objectives, mandates, and constraints before making an investment recommendation or taking investment action.
   c. Judge the suitability of investments in the context of the client's total portfolio.
2. When Members and Candidates are responsible for managing a portfolio to a specific mandate, strategy, or style, they must make only investment recommendations or take only investment actions that are consistent with the stated objectives and constraints of the portfolio.

D. Performance Presentation. When communicating investment performance information, Members and Candidates must make reasonable efforts to ensure that it is fair, accurate, and complete.

E. Preservation of Confidentiality. Members and Candidates must keep information about current, former, and prospective clients confidential unless:

1. The information concerns illegal activities on the part of the client or prospective client,
2. Disclosure is required by law, or
3. The client or prospective client permits disclosure of the information.

IV. DUTIES TO EMPLOYERS

A. Loyalty. In matters related to their employment, Members and Candidates must act for the benefit of their employer and not deprive their employer of the advantage of their skills and abilities, divulge confidential information, or otherwise cause harm to their employer.

B. Additional Compensation Arrangements. Members and Candidates must not accept gifts, benefits, compensation, or consideration that competes with or might reasonably be expected to create a conflict of interest with their employer's interest unless they obtain written consent from all parties involved.

C. Responsibilities of Supervisors. Members and Candidates must make reasonable efforts to ensure that anyone subject to their supervision or authority complies with applicable laws, rules, regulations, and the Code and Standards.

V. INVESTMENT ANALYSIS, RECOMMENDATIONS, AND ACTIONS

A. Diligence and Reasonable Basis. Members and Candidates must:

1. Exercise diligence, independence, and thoroughness in analyzing investments, making investment recommendations, and taking investment actions.
2. Have a reasonable and adequate basis, supported by appropriate research and investigation, for any investment analysis, recommendation, or action.

B. Communication with Clients and Prospective Clients. Members and Candidates must:

1. Disclose to clients and prospective clients the nature of the services provided, along with information about the costs to the client associated with those services.
2. Disclose to clients and prospective clients the basic format and general principles of the investment processes they use to analyze investments, select securities, and construct portfolios and must promptly disclose any changes that might materially affect those processes.
3. Disclose to clients and prospective clients significant limitations and risks associated with the investment process.
4. Use reasonable judgment in identifying which factors are important to their investment analyses, recommendations, or actions and include those factors in communications with clients and prospective clients.
5. Distinguish between fact and opinion in the presentation of investment analysis and recommendations.

C. Record Retention. Members and Candidates must develop and maintain appropriate records to support their investment analyses, recommendations, actions, and other investment-related communications with clients and prospective clients.

VI. CONFLICTS OF INTEREST

A. Avoid or Disclose Conflicts. Members and Candidates must avoid or make full and fair disclosure of all matters that could reasonably be expected to impair their independence and objectivity and interfere with respective duties to their clients, prospective clients, and employer. Members and Candidates must ensure that such disclosures are prominent, are delivered in plain language, and communicate the relevant information effectively.

B. Priority of Transactions. Investment transactions for clients and employers must have priority over investment transactions in which a Member or Candidate is the beneficial owner.

C. Referral Fees. Members and Candidates must disclose to their employer, clients, and prospective clients, as appropriate, any compensation, consideration, or benefit received from or paid to others for the recommendation of products or services.

VII. RESPONSIBILITIES AS A CFA INSTITUTE MEMBER OR CFA CANDIDATE

A. Conduct as Participants in CFA Institute Programs. Members and Candidates must not engage in any conduct that compromises the reputation or integrity of CFA Institute or the CFA designation or the integrity, validity, or security of CFA Institute programs.

B. Reference to CFA Institute, the CFA Designation, and the CFA Program. When referring to CFA Institute, CFA Institute membership, the CFA designation, or candidacy in the CFA Program, Members and Candidates must not misrepresent or exaggerate the meaning or implications of membership in CFA Institute, holding the CFA designation, or candidacy in the CFA Program.

CFA Institute

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PERSONAL ACCOUNT DEALING

Background

AIC and its Supervised Persons owe a fiduciary duty to its clients in such a manner as to avoid serving their own personal interest ahead of clients, taking inappropriate advantage of their positions with the Firm, and any actual and potential conflict of interest or any abuse of their position of trust and responsibility.

The Canadian and U.S. legal and regulatory regime provide rigorous sanctions in respect of any person who commits insider trading.

The primary purpose of monitoring and restricting PA dealing is to ensure that AIC Supervised Persons and their Covered Persons (immediate family members including children, stepchildren, grandchildren, parents, stepparents, grandparents, spouses, domestic partners, siblings, parents-in-law, and children-in-law, as well as adoptive relationships that meet the above criteria living under the same household) do not take advantage of their knowledge of confidential client trading information or their position with AIC to unfairly profit through their personal trading activities.

Policy

AIC has adopted the Global Personal Account Dealing Policy (“Global Policy”). The following section illustrates divergence from the global policy, to address the local regulatory and business requirements. For the purpose of this section, the AIC CCO is the local compliance officer.

1.      In-scope securities and transactions

In lieu of the section 3.2 of the Global Policy, the following securities must be precleared:

a.	Exchange traded securities including Initial public offerings

b.	Private placement and limited offerings, including hedge funds

c.	Units or shares in UCITS, AIFs, and other open-ended, regulated collective investment schemes managed or advised by AIC or an AIC affiliate (Open-ended Aviva Investor Funds)

d.	Fixed income instruments, including Canadian provincial and municipal issued debt instruments

e.	Closed-ended funds

f.	Exchange traded funds (“ETFs”) and exchange traded notes (“ETNs”) except for ETFs with only constituents of exempt securities

g.	Purchases made as part of a voluntary tender election

h.	Any option, future, forward contract or other obligation involving a security or index of securities, including an instrument for which value is derived or based on any of the above

2.      Securities and transactions outside the scope of the policy

In lieu of the section 4. Securities and Transactions outside the scope of the Global Policy, the following securities are exempt in AIC:

•	Cash and cash instruments, including spot FX, FX futures and cryptocurrencies

•	Money market instruments, such as certificates of deposit, banker’s acceptance, repurchase agreements and commercial paper

•	Direct investment in physical commodities and the associated derivatives

•	Open-ended registered investment companies or mutual funds provided that they are not managed by AIC or its affiliates

•	Direct obligation of the Government of Canada or the U.S.A (U.S. Treasury Bills, notes and bonds, etc.)

•	Mandatory corporate actions

•	Securities of unit investment trusts that are invested exclusively in one or more open-ended funds provided that they are not managed by AIC or its affiliates

•	Sales made pursuant to odd lot tender offers where acceptance of the tender is discretionary on the part of the issuer. To clarify, purchases made part of an odd lot tender election are in the scope

•	Aviva Pension scheme investments: regular scheduled and matching contributions, including open-ended AI funds

•	Investments through Aviva Investors’ deferred compensation program (Morgan Stanley Shareworks accounts)

•	Broad-based index and well-diversified ETFs[1] **

**Due to operational constraints, broad-based index and well-diversified ETFs are required to be pre-cleared through an expedited pre-clearance process.

3.      Trading approval and frequency

In normal course, AIC Employees must not exceed twenty (20) precleared transactions per month. Employees of an AIC affiliate should follow their policy for the number of permitted transactions per month.

1 Indices with both (1) at least 30 single stock constituents, and (2) where no individual issuer represents more than 20% of the index will be accepted as well-diversified but Compliance must be consulted prior to any proposed trading in ETFs not included on the published list of Well-diversified ETFs. Employees should also consult with Compliance before trading other ETFs and products linked to other indices.

Trade must be executed before the end of the business day immediately following the date of approval. Compliance endeavours to respond to trade requests within one business day.

Approved broker list

AIC employees are permitted to maintain their brokerage accounts at the following brokerage firms, where AIC receives data feed:

-       RBC Direct Investing

-       TD Waterhouse

-       Interactive Brokers

Any broker accounts held elsewhere must be approved by the CCO on a case-by-case basis.

RESPONSIBILITY FOR POLICY

The CCO or their designees are principally responsible for implementation of this Policy.

OUTSIDE ACTIVITIES (OA)

Background

Conflicts of interest may arise from activities engaged by employees of Aviva Investors Canada Inc (“AIC”) outside of AIC. AIC is required to address these conflicts in the best interest of its clients and disclose any material conflicts identified to its client whose interests are affected by the conflicts.

In addition, National Instrument 33-109 registration Information (NI 33-109) and related instruments requires AIC to report certain outside activities of its registered and permitted individuals to the regulators.

Policy

All AIC employees, whether full-time or contracted, must advise Compliance of all OAs, of any directorships, officer positions or ownership of other entities, including personal holding companies and other shell corporations, for which compensation is or is not received, including activities with an affiliate of AIC.

AIC employees must obtain prior written approval from the line manager and AIC Compliance for an external, including personal, OA before they engage in the activity, and for new hires, to continue to engage in the activity. Approval will be granted on a case-by-case basis, subject to careful consideration of potential conflicts of interest, disclosure obligations, and any other relevant regulatory issues. AIC employees may use Star Compliance to seek approval for the activities. The CCO will use Star Compliance to track AIC employee participation in such activities. Associated Persons should follow their local policy.

Any personal or family interest in any of AIC’s business activities or transactions must be immediately disclosed to the CCO. For example, if a transaction by AIC may benefit that AIC employee or a family member, either directly or indirectly, then the AIC employee must immediately disclose this possibility to the CCO.

No AIC employee may borrow from or become indebted to any person, business or company having business dealings or a relationship with AIC, except with respect to customary personal loans (such as home mortgage loans, automobile loans, and lines of credit), unless the arrangement is disclosed in writing and receives prior approval from the CCO. No Employee may use AIC’s name, position in a particular market, or goodwill to receive any benefit on loan transactions without the prior express written consent of the CCO.

A Supervised Person who is granted approval to engage in an outside business activity must not transmit Material Nonpublic Information between AIC and the outside entity. If participation in the outside business activity results in the Supervised Person’s receipt of Material Nonpublic Information, the Supervised Person must discuss the scope and nature of the information flow with the CCO. Similarly, if a Supervised Person receives approval to engage in an outside business activity and subsequently becomes aware of any conflict of interest that was not disclosed when the approval was granted, the conflict must be promptly brought to the attention of the CCO.

Prior Employment Arrangements

Supervised Persons are expected to act with professionalism, to avoid any improper disclosure of proprietary information, and to satisfy all other obligations owed to AIC and to any prior employers. Supervised Persons should discuss any concerns regarding their prior employment with the CCO. Such concerns may include, but are not limited to, possession of Material Nonpublic Information from a prior employer, a non-solicitation and/or non-compete clause in the Supervised Person’s previous employment agreement, and any prior political contributions made by the Supervised Person.

Regulatory Reportability of Outside Activity - Canada

Compliance assessment of an OA will determine whether the OA is reportable to the regulators, or not2. Once an OA is deemed to be reportable to the regulators the OA must be reported to the relevant regulators within 30 days.

A reportable OA is categorized one (or more) of the following types of activities:

•	Activities with another registered firm: If the employee is a director, officer, employee, contractor, consultant, agent, or service provider of, or a major shareholder or partner of a registered firm other than with AIC, (i.e., an affiliated firm), then the activity is a reportable OA.

•	Activities with an entity that receives compensation from another registered firm for the registrant’s registrable activity: If the employee is a director, officer, employee, contractor, consultant, or agent of a specified entity, or has an equivalent position with or for a specified entity, or is a shareholder or partner of a specified entity, for a firm that is not registered under securities or derivatives legislation, but that firm receives compensation (such as sales commissions or referral fees) as with a holding company, or a personal holding company through which they own their stake in a registered firm, then the activity is a reportable OA.

•	Other securities-related activities: If the employee has been directly involved in an entity’s efforts to raise money through the issuance and sale of securities or derivatives in the past seven years, with AIC or another registered firm, then the activity is a reportable OA. (Note: Charitable or other fundraising activities that do not involve the issuance of securities or derivatives would not be reportable).

2 Reference material: https://www.osc.ca/en/securities-law/instruments-rules-policies/3/33-109/registration-information-amendments-december-16-2021-annex-summary-notable-changes-proposals

•	Provision of financial or finance-related services: If the employee is involved in activities, pertaining to their securities or financial services knowledge, even as a volunteer, or is the owner or management of an entity that provides services in any of the activities listed below:

o      providing corporate finance services, including services provided in the capacity of a comptroller, treasurer and chief financial officer,

o      selling or negotiating insurance, including being an insurance broker or agent,

o      facilitate or administer mortgages, including acting as a mortgage broker, agent or administrator,

o      provide accounting or bookkeeping services,

o      prepare tax returns or provide tax advice must be reported, provide accounting or bookkeeping services,

o      provide oversight or independent review or expert opinion on the management of an entity’s financial assets,

o       provide advice on mergers and acquisitions, and

o      provide other financial or finance-related services not identified above, whether compensated or not.

•	Positions of influence: A position of influence is where a reasonable person would consider the individual to have influence over another individual due to the nature of the position or the training or specialized knowledge required for the position. For example, a religious leader, nurse, medical doctor, caregiver or teacher, could all be considered positions of influence. Additional factors should be taken into consideration on whether an activity is a position of influence or not, including the degree of influence, the degree to which a person may be confused, and the degree of susceptibility.

Additional factors should be taken into consideration on whether an activity is a position of influence or not, including the degree of influence, the degree to which a person may be confused, and the degree of susceptibility.

A registered or permitted individual who is in a position of influence must be prohibited from purchasing, selling, or recommend the purchase, sale or holding of securities to:

(a)     an individual who

o      has a relationship with the registered individual arising from the position of influence, and

o      to a reasonable person, would be susceptible to the registered individual’s influence; or

(b)     a spouse, parent, sibling, grandparent or child of an individual referred to in (a).

Training

AIC will provide training or education on Outside Activities, including the need to report on changes relating to previously approved Outside Activities, and provide awareness for any registered individual who is in a position of influence and the clients that person can deal with or advise.

Any questions regarding this policy and how it affects an OA should be directed to the CCO.

OUTSIDE ACTIVITIES INVOLVING PUBLIC COMPANIES

Pursuant to the section 13.4 of the Companion Policy to NI 31-103, no director, officer or employee may serve as a director of a “reporting issuer” (i.e., public company) or other issuer whose securities are publicly traded (e.g., an issuer listed on a foreign exchange or marketplace) without the prior written approval of the CCO.

OAs involving public companies may raise concerns with respect to conflicts of interest, particularly in relation to issues of inside information, trading and timely disclosure. Material conflicts of interest which arises due to an OA must be avoided, especially if the controls in place are not enough to address the conflict in the best interest of clients.

Any questions regarding this policy should be directed to the CCO.

DUALLY REGISTERED REGISTRANTS

A dually registered registrant means an individual who represents AIC and who is also dually registered as a dealing, advising or associate advising representative with another firm registered in any jurisdiction in Canada.

Prior to registering an individual with AIC or registering an AIC representative with another firm, that will result in the individual being registered with two or more firms, the CCO will conduct and document a review of potential conflicts of interests to ensure that any potential conflicts can be managed effectively by AIC. Documentation will be maintained in the representative’s file maintained by the CCO.

Dually registered individuals must, when interacting with clients, carry on business in such a way as to make it clear that there is a distinction between the business operations and advisory/dealing activities of AIC and the other registered firm(s) they represent. For example, he or she shall ensure that such communication, if written, or other materials provided to Clients are clearly provided on behalf of AIC, and/or identify the registered representative’s position with AIC.

RESPONSIBILITY FOR POLICY

The CCO or their designees are principally responsible for implementation of this Policy.

GIFTS AND ENTERTAINMENT

BACKGROUND

Pursuant to the National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations, AIC has regulatory and legal obligations to comply with applicable rules relating to its standard of conduct as a Canadian securities registrant, including the general obligation to act in the best interest of its clients and to maintain effective arrangements for the identification and management of conflicts of interest arising from its business activities and individuals registered with securities commissions.

OSC Staff Notice 33-743 provide further guidance on sales practices, expense allocation, etc. to investment fund managers.

The acceptance of gifts, entertainment, compensation, or gratuities from external sources that would compromise the independence or objectivity of AIC and/or its employees. While it is recognized that conducting business involves some modest exchange of gifts and business-related entertainment, the value of such gifts and entertainment must not create a real or perceived conflict of interest, whether material or non-material, and must not impair the independence or objectivity of the recipient. Gifts and entertainment can neither be received nor given by an AIC employee if they are considered to be frequent, excessive or extravagant.

POLICY

This policy supplements to AI Global Gifts and Hospitality Policy (“Global Policy”). The following illustrates divergence from the it to address Canadian requirements and practices.

For this section, the AIC Chief Compliance Officer (“CCO”) is the local compliance officer and AIC Ultimate Designated Person (UDP”) is the Accountable Executive for AIC.

The word “Entertainment” used in this policy has the same meaning as “Hospitality” in the Global Policy.

All dollar values included in this policy are in CAD and apply only to AIC employees.

1.       General Principles

Differing from s. 2 General Principles in the Global Policy and reflective of local market practice, sporting events are generally acceptable in Canada and the U.S., provided they provide a meaningful opportunity to discuss business and within the entertainment limit as outlined below. Any gifts & entertainment that are deemed to be scarce or exclusive is strictly prohibited, regardless of the estimated value.

AIC employees may not accept invitation for their spouse or partner (no heirs) to attend business meals or other entertainment unless it is offensive to attend individually. The attendance is subject to the employee’s individual entertainment limit.

2.       Providing Gifts

AIC employees must not, directly, or indirectly, provide gifts or any other item of value to any business relationship contact at their suppliers, clients or prospective clients which, in any calendar year, exceed an aggregated amount of $100.

3.       Entertainment and Business Meals

The entertainment limit for AIC employees is $500 per event. Any amount exceeding this limit must be paid by the employee out of pocket.

4.       Reporting

The Reporting Threshold for AIC employees of any entertainment, whether received or provided by an AIC employee, is $50.

It is the responsibility of the employees to ensure all reportable gifts & entertainment are reported timely and included in quarterly certifications in Star Compliance.

AIC employees shall also refer to AIC Travel and Expense Policy.

5.       Non-applicability

The following sections in the Global Policy is not applicable to AIC employees

-         Section 4.4.1 Origination of Real Assets

-         Section 4.4.3 Liquidity Fund Events

6.       Record Keeping

In lieu of the Record Keeping section in the Global Policy, AIC retains its records in accordance with the AIC Record Keeping Policy.

RESPONSIBILITY FOR POLICY

The CCO or their designees are principally responsible for implementation of this Policy. The CCO will use Star Compliance to track Supervised Persons’ provision and receipt of gifts and entertainment. Compliance staff other than the CCO, will be responsible for reviewing any gifts and entertainment reported by the CCO.

CONFLICTS OF INTEREST

BACKGROUND

The obligation to identify and to appropriately respond to conflicts of interest is one of the most fundamental obligations of a registered firm and registered individuals under Canadian securities legislation. The Canadian Securities administrators (the “CSA”) take a broad view as to situations that may be considered to give rise to a conflict of interest, and generally consider a “conflict”.

The standard required by the CSA is that all “material conflicts of interest” to be handled in the best interest of the client. At section 13.4.1 of the Companion Policy to National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations (“NI 31-103”), and MI 93-101 Derivatives Business Conduct, (“MI 93-101”), the CSA provides that a conflict of interest includes any circumstance where:

•	the interests of different parties, such as the interests of a client and those of a registrant, are inconsistent or divergent;

•	a registrant may be influenced to put their interests ahead of their client’s interests; or

•	monetary or non-monetary benefits available to a registrant, or potential detriments to which a registrant may be subject, may compromise the trust that a reasonable client has in their registrant.

The “materiality” of a conflict will depend on the circumstances. When determining whether a conflict is material, AIC should consider whether the conflict may be reasonably expected to affect either of the following or both:

•	the decisions of the client in the circumstances;

•	the recommendations or decisions of AIC in the circumstances

Pursuant to sections 13.4 and 13.4.1 of NI 31-103, AIC and its Employees must take reasonable steps to identify existing and reasonably foreseeable material conflicts of interest. Reasonable steps to identify such conflicts could include:

•	taking proactive measures to anticipate reasonably foreseeable conflicts;

•	implementing policies and procedures to identify existing conflicts; and

•	assessing the materiality of those conflicts to distinguish between those conflicts that are material and those that are not.

Section 206(2) of the Advisers Act prohibits investment advisers from engaging in any transaction, practice, or course of business which operates as a fraud or deceit upon any client or prospective client whereas Section 206(4) of the Advisers Act prohibits investment advisers from engaging in any act, practice, or course of business which is fraudulent, deceptive, or manipulative. Rule 206(4)-8(a) under the Advisers Act effectively extends this prohibition so as to apply to pooled investment vehicle investors or prospective investors. A failure to identify, disclose and/or manage a conflict of interest could constitute a violation of any of these provisions.

POLICY

AIC is required to establish processes and controls in order to identify and effectively manage conflicts of interest between AIC (or any person directly or indirectly linked to AIC by control) and AIC’s clients; or one AIC client and another AIC client (which may create an unfair advantage for one AIC client over others), including Aviva Group clients.

This section is supplement to the Aviva Investors Global Conflicts of Interest Policy (“Global Policy”), addressing the local regulatory requirements and divergence from the Global Policy. For the purpose of this section, the AIC Chief Compliance Officer is the local compliance officer, and the AIC Ultimate Designated Person is the Accountable Executive for AIC.

The three mechanisms that AIC will generally use to deal with conflicts of interest are:

•	Avoid: AIC will first determine if it should avoid the conflict of interest because it is sufficiently contrary to the interests of its client or the integrity of the capital markets, it is prohibited by law, or if there can be no other reasonable response to the conflict.

•	Control: if AIC does not avoid the conflict of interest, it will consider what internal structures or policies and procedures it should have to reasonably address the conflict. If a particular conflict is capable of being addressed by using controls, but the specific controls being used by AIC are not sufficiently mitigating the effect of the conflict, AIC must avoid that conflict until it has implemented controls sufficient to address the conflict in the best interest of the client.

•	Disclose: if AIC does not avoid the conflict of interest, AIC must consider if it is required to disclose the conflict. AIC will consider the appropriate timing and method of disclosing the conflict. The disclosure will be prominent, specific, clear and meaningful to its existing and potential clients and explain the conflict of interest and how it could affect the service that is being offered.

AIC routinely conducts conflicts of interest assessment, which is attached as Appendix A Material Conflicts of Interest Assessment to this Section. A Conflicts of Interest Disclosure of material conflicts identified is provided to AIC clients during the account opening process and whenever an updated version of the disclosure becomes available.

Employees must promptly notify the CCO, whenever a conflict is identified. The CCO will assess the materiality of the conflict and determine the next step.

All the records are retained for seven (7) years unless otherwise instructed by the CCO and/or Legal department.

AIC’s CCO is responsible for the review, assessment, mitigation, and ongoing monitoring of potential conflicts of interest. To this end AIC expects that all Employees will immediately disclose or alert the CCO and the Business Conduct Committee of any actual, perceived or potential conflicts of interest and will fully cooperate in remediation of the matter.

RESPONSIBILITY FOR POLICY

The CCO or their designees are principally responsible for implementation of this Policy.

Appendix A Material Conflicts of Interest Assessment

This assessment is conducted with consideration given to conflicts listed in the Appendix 1 – Operational Conflicts of Interest in the Global Policy. Only conflicts deemed to be material in respect to AIC business are further assessed here.

Type of Conflict	Description	Control Methodology	Control Details
Product offering	it is an inherent material conflict for AIC to recommend its Canadian fixed-income portfolios (proprietary products) while marketing products offered by its affiliates (non-proprietary products).	Control

AIC provides its registered individuals and clients with equal access to its investment team and to its affiliates’.

When AIC recommends a non-proprietary product, a relationship disclosure is provided to client.

Internal compensation arrangements and incentive practices	Material conflicts arise if a firm create incentives for registered individuals to sell or recommend certain products or services over others.	Avoid	AIC carefully structures compensation arrangements and incentives to its registered individuals, monitors its registered individuals’ sales to ensure monetary and/or non-monetary benefits that they receive will not bias their recommendations.
Firm supervision

it is a material conflict if AIC’s compliance or supervisory staff’s compensation is tied to the sales or revenue generation of the Firm overall or the registered individuals that they supervise.

Such compensation schedule may cause them to put their interest ahead of clients’ interest and may compromise the effectiveness of their supervision over registered individuals.

		Avoid	Supervisor and compliance compensations are not based on the performance of the individuals that they supervise or tied to the sales or revenue generation of the Firm.

Between clients	AIC’s dealings or other arrangements with different clients present a conflict that AIC may have difficulty trying to address in the best interest of all its clients simultaneously.	Control

AIC has a dedicated Client Service team to ensure client inquiries and communications are handled within the set expectations.

AIC has Order Execution and Allocation Policy to ensure client trades are fairly aggregated and allocated.

Client account fee schedule	When client has a fee- based account, i.e. a management fee based on a percentage of assets under management, it creates material conflict that client may not receive services consistent with the terms of their account agreement.	Control

AIC provides clients with transparent disclosure on fees in advance so that clients know what they will be paying.

AIC meets routinely with clients and respond to clients’ inquiries to ensure its services are delivered in client’s best interest and in accordance with the account agreement with their clients.

Referral arrangement	Paid referral arrangements are inherent and material conflicts where AIC may be incentivized to refer a client because of the benefit it receives.	Avoid

AIC does not have any referral arrangement with external entity in place.

AIC has referral arrangement with its affiliates, for which AIC ensure proper disclosure is provided to any referred clients pursuant to 13.10 of NI 31-103. Any referral fee is subject to the Aviva Investors group approved rate card and will be disclosed to AIC clients in the referral arrangement disclosure document.

Outside activities	Activities outside of AIC may impact AIC and its registered individuals’ ability to deal fairly, honestly and in good faith with their clients and to meet their regulatory obligations.	Control	AIC Employees’ outside activities must be preapproved by their line manager and Compliance, regardless whether reportable under securities legislations and are subject to quarterly attestation.
Gift and entertainment	Gift and entertainment to and from clients can result in a material conflict. It can cause favouritism to certain clients or even suppress client complaints. It can also create situations in which an employee can put their interests ahead of their clients’ interests.	Control	AIC employees are guided by the Gifts and Entertainment Policy in determining action to take when providing and receiving gift or entertainment.

POLITICAL AND CHARITABLE CONTRIBUTIONS, AND PUBLIC POSITIONS

Background

Individuals may have important personal reasons for seeking public office, supporting candidates for public office, or making charitable contributions. However, such activities could pose risks to an investment adviser. For example, U.S. federal and state “pay-to-play” laws have the potential to significantly limit an adviser’s ability to manage assets and provide other services to government-related clients or investors.

SEC Rule 206(4)-5 (the “Pay-to-Play Rule”) limits political contributions to state and local government officials, candidates, and political parties by:

•	Registered investment advisers;

•	Advisers that would be required to register with the SEC but for the “foreign private advisor” exemption provided by Section 203(b)(3) of the Advisers Act, or that are exempt reporting advisers;

•	Firms that solicit clients or investors on behalf of the types of advisers described above; and

•	“Covered associates” (as defined below) of the entities listed above.

The Pay-to-Play Rule defines “contributions” broadly to include gifts, loans, the payment of debts, and the provision of any other thing of value. Rule 206(4)-5 also includes a provision that prohibits any indirect action that would be prohibited if the same action were done directly.

Restrictions on the Receipt of Advisory Fees

The Pay-to-Play Rule prohibits the receipt of compensation from a government entity for advisory services for two years following a contribution to any official of that “government entity.”3 This prohibition also applies to “covered associates” of the adviser.

3       A government entity means any state or political subdivision of a state, including (i) any agency, authority, or instrumentality of the state or political subdivision, (ii) a pool of assets sponsored or established by the state or a political subdivision, agency, authority, or instrumentality thereof, (iii) a plan or program of a government entity; and (iv) officers, agents, or employees of the state or political subdivision, agency, authority, or instrumentality thereof, acting in their official capacity.

A “covered associate” of an adviser is defined to include:

•	Any general partner, managing member or executive officer, or other individual with a similar status or function;

•	Any employee that solicits a government entity for the adviser, as well as any direct or indirect supervisor of that employee; and

•	Any political action committee controlled by the adviser or by any person that meets the definition of a “covered associate.”

AIC prohibits it’s Supervised Persons and their connected persons from making contributions to any U.S. political state and local government officials, candidates, and political parties.

Guidance Regarding Bona-Fide Charitable Contributions

Charitable donations to legitimate not-for-profit organizations, even at the request of an official of a government entity, do not implicate SEC Rule 206(4)-5. AIC and Supervised Persons are prohibited from donating to any charity with the intention of influencing such charity to become a Client.